EXHIBIT 11

                           CARNIVAL CORPORATION
          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                 (In thousands, except per share data)

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

                                        For the Years Ended November 30,
                                           1996        1995       1994
Net income                               $566,302     $451,091     $381,765

Adjustments to net income for the
   purpose of computing fully diluted
   earnings per share:
      Interest reduction from assumed
         conversion of
         4.5% Convertible Debentures        4,661        5,538        5,538
Adjusted net income                      $570,963     $456,629     $387,303

Weighted average shares outstanding       290,180      284,220      282,744
Adjustments to weighted average shares
   outstanding for the purpose of computing
   fully diluted earnings per share:
     Additional shares issuable upon
     conversion of 4.5% Convertible
     Debentures                             5,540        6,618        6,618

Adjusted weighted average shares
     outstanding                          295,720      290,838      289,362


Earnings per share:
     Primary                               $1.95        $1.59        $1.35
     Fully Diluted*                        $1.93        $1.57        $1.34

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* This exhibit is provided to comply with SEC regulations.   In accordance
with Accounting Principles Board Opinion No. 15, the Company does not present fully diluted EPS in its financial statements because the convertible debentures are anti-dilutive or result in a less than 3% dilution for the periods presented.